Exhibit 3.40

State of Delaware Secretary of State Division of Corporations Delivered 06:08 PM 12/11/2013 FILED 05:43 PM 12/11/2013 SRV 131412924 – 4793331 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

INERGY PIPELINE EAST, LLC

The undersigned, being the Authorized Person of Inergy Pipeline East, LLC (the “Company”), for the purpose of amending the Company’s Certificate of Formation under the Delaware Limited Liability Company Act (the “Act”), hereby makes, acknowledges and files this Certificate of Amendment.

The current name of the Company is Inergy Pipeline East, LLC.

The following paragraphs of the Certificate of Formation are hereby amended and restated as follows:

FIRST. The name of the limited liability company is:

Crestwood Pipeline East LLC

SECOND. The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Certificate of Formation of the Company under the Act, has executed this Certificate of Amendment this 11th day of December, 2013.

INERGY PIPELINE EAST, LLC

By:	/s/ Michael K. Post
Michael K. Post, Authorized Person